January 26, 2010

PolyMet Mining Corp.
1003 - 1177 West Hastings Street
Vancouver, BC V6E 2K3

Ladies and Gentlemen:

     We have acted as counsel for PolyMet Mining Corp., a British Columbia, Canada company (the “Company”), in connection with (i) the Registration Statement on Form F-3 (File No. 333-161564), originally filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 26, 2009, as amended by Pre-Effective Amendment No. 1 thereto filed by the Company with the SEC on October 1, 2009 (such registration statement, as so amended, being referred to herein as the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of, among other things, common shares, without par value (the “Common Shares”), all of which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act at an aggregate initial offering price not to exceed $500,000,000 and (ii) the prospectus supplement, dated November 19, 2009 (the “Prospectus Supplement”) relating to the issue and sale pursuant to the Registration Statement of 5,660,377 common shares (the “Shares”).

     The Shares are to be sold by the Company to a single investor, Glencore AG, pursuant to a subscription agreement (the “Subscription Agreement”).

     In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of: (1) the Registration Statement and related base prospectus included therein (the “Base Prospectus”); (2) the Prospectus Supplement; (3) the Company’s Notice of Articles as amended (the "Articles"), as in effect on the date hereof; (4) the Company’s Articles as amended (together with the Articles, the "Constating Documents"), as in effect on the date hereof; (5) a copy of the minutes of a meeting of the Company’s Board of Directors, relating to the issuance and sale of the Shares and other matters; (6) the Subscription Agreement; and (7) such instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and Poly Met Mining Corp. (the “U.S. Subsidiary”) and such agreements, certificates of public officials, certificates of officers, or other representatives of the Company, the U.S. Subsidiary, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

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     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic, or facsimile copies and the authenticity of the originals of such documents. In making our examination of executed documents or documents which may be executed, we have assumed that the parties thereto, other than the Company had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties, of such documents and that (except to the extent we have opined on such matters below) such documents constitute or will constitute valid and binding obligations of the parties thereto. We have also assumed that, (1) at the time of issuance of the Shares, the Constating Documents, and the Applicable Laws (defined below) shall not have been amended so as to affect the validity of such issuance, (2) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become and remains effective under the Securities Act, an appropriate amended prospectus or prospectus supplement with respect to the applicable Common Shares has been prepared, delivered, and filed in compliance with the Securities Act and the applicable rules and regulations thereunder, and (3) the Shares are in accordance with the terms of their governing instruments.

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Subscription Agreement, the Registration Statement, the Base Prospectus and the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

     Our opinion that any document is legal, valid and binding is qualified as to:

(a)	limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally;

(b)	rights to indemnification and contribution, which may be limited by applicable law or equitable principles; and

(c)

general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether such enforceability is considered in a proceeding in equity or at law.

     Our opinion set forth above is limited to the laws of the Province of British Columbia, Canada and the laws of Canada applicable therein (the “Applicable Law”). Our opinion is also limited to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings, or registrations with governmental authorities are relevant, to those required under Applicable Law. We do not express any opinion with respect to the laws of any other jurisdiction and the opinion expressed by us is qualified to the extent that

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any law, other than the Applicable Law, may be relevant to the opinion expressed by us, upon which we express no opinion.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Form 6-K to be filed by the Company in connection with the issue and sale of the Shares and to the use of our name in the above-referenced Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Prospectus Supplement, including this opinion as an exhibit or otherwise. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in Applicable Law.

Yours truly,

“Farris, Vaughan, Wills & Murphy LLP”